Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) made as of the 5th day of September, 2007 (“Effective Date”).

BETWEEN:

IA Global, Inc.

101 California Street, Suite 2450

San Francisco, CA 94111

and its successor entities

(the “Company”)

AND:

Derek Schneideman

____________________

____________________

(the “Executive”)

WHEREAS:

A.	The Company has offered employment to the Executive;
B.	The Executive has accepted such offer of employment;
C.	The Executive shall begin his employment on September 5, 2007 (“Start Date”); and
D.	The Executive is to be primarily based in Tokyo, Japan.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the promises and mutual agreements contained herein the parties hereto agree as follows:

1.	Position and Duties
1.1

The Executive shall be employed by the Company as Chief Executive Officer and Chairman of the Board and shall have such responsibilities, duties and authority as are generally associated with each such office and such other authority as may from time to time be assigned to the Executive by the Company’s Board of Directors (the “Board”) including, but not limited to, responsibility for the overall strategic business plan and day-to-day operations of the Company across all functional areas on a worldwide basis (“Duties”). The Executive shall be primarily based at the Company’s offices in Tokyo, Japan. The Executive shall, at all times during the Term, report directly to the Board of Directors.

1.2

The Executive shall perform the Duties diligently and faithfully. The Executive shall devote substantially all of his working time, attention and effort to the performance of the Duties for the Company and shall not undertake any other employment or business association which requires the rendering of personal services without the prior written consent of the Company. Notwithstanding the foregoing provisions of this Paragraph 1.2, the Executive may devote reasonable time to activities, other than those required under this Agreement, including activities involving professional, charitable, community, educational, religious and similar types of organizations, speaking engagements, membership on the boards of directors of other organizations, and other similar types of activities, to the extent that such other activities do not materially inhibit or prohibit the Executive from performing his Duties under this Agreement, or conflict in any material way with the business of the Company.

1.3

The Executive shall at all times well and faithfully serve the Company and devote his or her best effort and skill to his position with the Company and to promote the business and interests of the Company.

2.	Compensation and Benefits
2.1

Signing Bonus. Upon the execution of this Agreement, the Executive shall be paid a Signing Bonus of $0, payable by wire transfer in immediately available funds to a bank account designated by the Executive. The Company shall pay the Signing Bonus to the Executive no later than ten (10) business days following the execution of this Agreement. The Signing Bonus shall be in addition to the annual Base Salary set forth below.

2.2

Salary. The Company shall pay the Executive the base salary of TWO HUNDRED AND FIFTY THOUSAND AND NO/100 DOLLARS (US$250,000) per year (“Base Salary”) in accordance with the Company’s usual payroll schedule. All payments made to the Executive by the Company will be subject to normal employee withholdings and deductions.

2.3

Benefits. During the Term, the Company shall make available those benefits to the Executive that are available to senior executives of the Company, which shall include family medical insurance, term life insurance, term disability insurance, dental insurance, a Simple IRA, and annual travel policy (including medical for international travel). Such benefits shall be made available subject to and on a basis consistent with the terms, conditions (including the cost of the benefits to the Executive) and overall administration of such plans and arrangements and the Company’s practices with respect to such plans.

2.4	Bonus.

(a)       The Executive shall be eligible to receive bonuses during the Term (each, a “Bonus”) provided certain requirements are satisfied. In order to receive each Bonus, the Executive must (i) meet certain performance goals and objectives and (ii) be continuously employed by the Company from the date the Bonus terms are established by the Board through the date the Board determines whether the applicable performance goals are satisfied and the Executive is entitled to payment of the Bonus (the “Bonus Term”). The Executive and the Board shall agree on the Executive’s performance goals and objectives prior to the beginning of each Bonus Term. The amount of each Bonus, if any, shall be determined by the Board based upon the Executive’s performance against such goals and objectives for the relevant Bonus Term, as determined in good faith by the Board. For the Initial Term, the Executive’s Bonus will be based on performance criteria as set forth in Schedules A and B hereto.

(b)       Provided the Executive remains continuously employed by the Company through the end of the Bonus Term, as required by Paragraph 2.4(a), and the Board has determined that the applicable performance goals have been satisfied, notwithstanding anything herein to the contrary, each Bonus shall be paid to the Executive in the form of a lump sum within fifteen (15) days of the end of the Bonus Term, whether or not the Executive is employed by the Company on the actual date of payment.

2.5	Stock Options. The Executive will be eligible to be granted stock options under the Company’s stock option plans.
2.6	Expenses.

(a)       The Company shall reimburse the Executive for all reasonable business expenses actually and properly incurred by the Executive during the Term, in connection with taking up and performing the Duties, provided that all such expenses are incurred and accounted for in accordance with reasonable policies and procedures of the Company as are in effect from time to time.

(b)       The Executive is to be provided an American Express Corporate credit card to cover reasonable business expenses, which may include but are not limited to travel, lodging, meals, gasoline and entertainment. Reasonable and standard corporate expenses include:

(i)        Business class airfares for flights above four hours or multiple flights in combination above four hours; and

(ii)       Hotels while traveling on business (Marriott class or similar style).

(c)       All reimbursements provided for in this Paragraph 2.6 shall be paid to the Executive no later than thirty (30) days following the date the Executive provides all required documentation and submits a request with the Company for reimbursement, provided that no reimbursement shall be paid later than the end of the year following the year in which the Executive incurs the expense. The amount of expenses eligible for reimbursement in any one year will not affect the expenses eligible for reimbursement in any other year.

2.7	Vacation. The Executive shall be entitled to twenty five (25) vacation days per year, plus ten (10) holidays and five (5) days of paid sick leave per year, to accrue

(except in the case of holidays) pro rata on a daily basis beginning on the Start Date. Unused vacation days will be carried over each year.

3.	Term of Employment
3.1

Subject to earlier termination as provided in Sections 4 through 8 hereof, the initial employment term of this Agreement shall be two (2) years beginning on the Start Date (“Initial Term”). The Initial Term shall be automatically extended, subject to earlier termination as provided in Sections 4 through 8 hereof, for successive additional one (1) year periods (the “Additional Term,” and together with the Initial Term, the “Term”), unless, at least twelve (12) months prior to the end of the Initial Term or the then Additional Term, the Executive or the Company has notified the other in writing that the Term shall terminate at the end of the then current term.

4.	Termination of Employment by the Company For Cause
4.1	The Company may terminate the Executive’s employment at any time for Cause by providing written notice to the Executive.
4.2

For this purpose, the term “Cause” shall mean the following: (a) the Executive’s performance of the Duties in a grossly negligent manner, (b) the Executive’s repeated failure to perform the Duties as the Company reasonably requires or to abide by the Company’s polices and/or procedures for the operation of its business and the continuation thereof after the receipt by the Executive of written notice from the Company, (c) the Executive’s willful and material breach of a provision of this Agreement, or (d) actions or omissions by the Executive that are criminal, fraudulent, or involve dishonesty, or constitute intentional breach of fiduciary obligation or intentional wrongdoing or malfeasance, and, in each instance, result in harm to the operations or reputation of the Company; provided that no act or failure to act shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that his act or failure to act was in the best interest of the Company; and provided further, that Cause shall not include any actions taken by the Executive on behalf of or at the direction of any controlling shareholder or shareholder groups (as such terms are used under the US Federal securities laws) or any refusal by Executive to take any actions on behalf of such shareholder or shareholder group. Before terminating the Executive’s employment for Cause, the Company shall provide notice to the Executive of the Company’s intention to terminate the Executive’s employment for Cause and the specific grounds for such termination. The Company will give the Executive ten (10) business days to cure the event constituting Cause (if such is curable, in the sole discretion of the Board) and will not terminate the Executive’s employment if the Executive affects such cure during that time.

4.3	In the event that the Executive incurs a Separation from Service (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the

“Code”)) with the Company on account of the Company’s involuntary termination of the Executive’s employment for Cause, the Company shall pay the Executive any earned but unpaid Base Salary, and accrued and unused vacation days, in accordance with the Company’s customary payroll practices and vacation plan, provided, however, that such payments shall in no event be made later than thirty (30) days following the Executive’s Separation from Service or, if earlier, the latest time permitted by applicable law. The Executive’s business expenses incurred through the date of the Executive’s Separation from Service shall be reimbursed pursuant to Paragraph 2.6 hereof.

4.4

In the event that the Executive incurs a Separation from Service with the Company on account of the Company’s involuntary termination of the Executive’s employment for Cause, and the Company satisfies its obligations under Section 4 hereof, the Company shall have no further obligation or liability to the Executive, except as provided under Paragraph 2.4(b) hereof.

5.	Termination of Employment by the Company Without Cause
5.1	The Company may involuntarily terminate the Executive’s employment without Cause at any time and for any reason, or no reason whatsoever, upon thirty (30) days written notice to the Executive.
5.2

In the event that the Executive incurs a Separation from Service with the Company on account of the Company’s involuntary termination of the Executive’s employment without Cause, the Company shall pay the Executive any earned but unpaid Base Salary, and accrued and unused vacation days, in accordance with the Company’s customary payroll practices and vacation plan, provided, however, that such payments shall in no event be made later than thirty (30) days following the Executive’s Separation from Service or, if earlier, the latest time permitted by applicable law. The Executive’s business expenses incurred through the date of the Executive’s Separation from Service shall be reimbursed pursuant to Paragraph 2.6 hereof.

5.3

In the event that the Executive incurs a Separation from Service with the Company on account of the Company’s involuntary termination of the Executive’s employment without Cause, the Company shall, in addition to the payment set forth in Paragraph 5.2:

(a)       Pay the Executive an amount equivalent to one (1) year’s then applicable Base Salary; and

(b)       Cause any unexpired options granted to the Executive under Paragraph 2.5 to vest immediately.

5.4

As a prerequisite to receiving any of the payments and benefits provided for in Section 5.3, the Executive shall be required to sign a “Waiver and Release of All Claims,” in a form acceptable to Company. No payment or benefit shall be provided under Section 5.3 unless such Waiver and Release of All Claims has been signed and become irrevocable within 60 days of the Executive’s Separation from Service (the “Release Effective Date”).

5.5

The additional payment provided in Paragraph 5.3(a) shall be paid to the Executive in the form of a lump sum no later than (i) seventy (70) days following the Executive’s Separation from Service and (ii) ten (10) days following the Release Effective Date. In the event that the Executive incurs a Separation from Service with the Company in 2007 on account of the Company’s involuntary termination of the Executive’s employment without Cause, one-half of the additional payment provided in Paragraph 5.3(a) shall be paid in the form of a lump sum immediately upon the Executive’s Separation from Service and the provisions of Paragraph 5.4 shall not apply to such payment. The balance of the payment due under 5.3(a) shall be made in accordance with the terms of Paragraph 5.4 and the first sentence of this Paragraph 5.5.

5.6

In the event that the Executive incurs a Separation from Service with the Company on account of the Company’s involuntary termination of the Executive’s employment without Cause, and the Company satisfies its obligations under Section 5 hereof, the Company shall have no further obligation or liability to the Executive, except as provided under Paragraph 2.4(b) hereof.

6.	Termination of Employment by the Executive
6.1	The Executive may terminate his employment with the Company at any time for any reason by providing not less than twelve (12) months written notice to the Company.
6.2

In the event that the Executive incurs a Separation from Service with the Company on account of the Executive’s termination of his employment with the Company, the Company shall pay the Executive any earned but unpaid Base Salary, and accrued and unused vacation days, in accordance with the Company’s customary payroll practices and vacation plan, provided, however, that such payments shall in no event be made later than thirty (30) days following the Executive’s Separation from Service or, if earlier, the latest time permitted by applicable law. The Executive’s business expenses incurred through the date of the Executive’s Separation from Service shall be reimbursed pursuant to Paragraph 2.6 hereof. Subject to Paragraph 2.4(b), the Company shall have no further liability or obligation to the Executive.

6.3

In the event that the Executive incurs a Separation from Service with the Company on account of the Executive’s termination of his employment with the Company, and the Company satisfies its obligations under Section 6 hereof, the Company shall have no further obligation or liability to the Executive, except as under Paragraph 2.4(b).

7.	Termination of Employment on Account of the Executive’s Death or Disability
7.1	Termination of Employment on Account of Disability. The Company shall have the right to involuntarily terminate the Executive’s employment effective after the determination that the Executive is unable to work due to a Disability. If the Executive incurs a Separation from Service with the Company on account of the Company’s termination of his employment for Disability, then:

(a)       The Base Salary provided for in Paragraph 2.2 shall cease to accrue as of the Executive’s Separation from Service;

(b)       The Company shall pay the Executive any earned, but unpaid Base Salary, and accrued and unused vacation days, in accordance with the Company’s customary payroll practices and vacation plan, provided, however, that such payments shall in no event be made later than thirty (30) days following the Executive’s Separation from Service or, if earlier, the latest time permitted by applicable law. The Executive’s business expenses incurred through the date of the Executive’s Separation from Service shall be reimbursed pursuant to Paragraph 2.6 hereof.

(c)       At the option of the Executive, the Executive and his dependents may continue to participate in the benefit plans as described in Paragraph 2.3 to the extent the Executive and his dependents are eligible to participate in such benefit plans pursuant to the terms of such benefit plans, and to the extent continuation in such benefit plans does not violate Code Section 409A.

(d)       In the event that the Executive incurs a Separation from Service with the Company on account of the Company’s termination of his employment for Disability, and the Company satisfies its obligations under Section 7 hereof, the Company shall have no further obligation or liability to the Executive, except as under Paragraph 2.4(b) hereof.

7.2

Disability. For purposes of this Agreement, “Disability” shall mean (i) the Executive has begun receiving disability income insurance payments under any long-term disability income insurance policy that the Company is then maintaining for the benefit of the Executive, among others; or (ii) a physical or mental disability, as determined by an independent physician selected by the Company, that renders the Executive incapable of performing his Duties under this Agreement for 180 days or more within any 365-day period, of which at least 90 days are consecutive. The Company shall not involuntarily terminate the Executive’s employment due to Disability as defined in clause (ii) hereof prior to the first day following the 180-day period described in such clause.

7.3	Termination of Employment because of Death.

(a)       If the Executive incurs a Separation from Service on account of his death during the Term, the Company shall pay to the Executive’s Beneficiary any earned but unpaid Base Salary, and accrued and unused vacation days, in accordance with the Company’s customary payroll practices and vacation plan, provided, however, that such payments shall in no event be made later than thirty (30) days following the Executive’s Separation from Service or, if earlier, the latest time permitted by applicable law. The Executive’s business expenses incurred through the date of the Executive’s Separation from Service shall be reimbursed pursuant to Paragraph 2.6 hereof and paid to the Executive’s Beneficiary. The Executive’s dependents may continue to participate in the benefit plans as described in Paragraph 2.3 to the extent the Executive’s dependents are eligible to participate in such benefit plans pursuant to the terms of such benefit plans, and to the extent continuation in such benefit plans does not violate with Code Section 409A.

(b)       In the event that the Executive incurs a Separation from Service with the Company on account of his death during the Term, and the Company satisfies its obligations under Section 7 hereof, the Company shall have no further obligation or liability to the Executive, except as under Paragraph 2.4(b) hereof.

7.4

Beneficiary. For purposes of this Agreement, the Executive’s “Beneficiary” shall be the personal representative of the Executive’s estate or if no such representative shall be appointed within six months after the date of the Executive’s death, the Executive’s heirs under the laws of descent and distribution in effect in the state in which the Executive is domiciled at the date of his death.

8.	Payments Made Upon Involuntary Termination Following A Change in Control
8.1

In the event that the Executive incurs a Separation from Service with the Company on account of his employment being involuntarily terminated by the Company (or its successor) without Cause, within one year following a Change in Control, or the Executive incurs a Separation from Service with the Company on account of involuntarily terminating his employment for Good Reason within one year and thirty-one (31) days following a Change in Control, instead of any payments and benefits provided under Paragraph 5, the Executive shall receive:

(a)       Payment of any earned but unpaid Base Salary, and accrued and unused vacation days, in accordance with the Company’s customary payroll practices and vacation plan, provided, however, that such payments shall in no event be made later than thirty (30) days following the Executive’s Separation from Service or, if earlier, the latest time permitted by applicable law;

(b)       Reimbursement of all business expenses incurred through the date of the Executive’s Separation from Service pursuant to Paragraph 2.6 hereof;

(c)       A lump sum severance payment equal to two (2) times the sum of (i) the higher of (x) the Executive’s Base Salary at the time of the Separation from Service or (y) the Executive’s Base Salary immediately before the Change in Control and (ii) the highest annual bonus earned by the Executive pursuant to incentive compensation plans maintained by the Company for any of the three fiscal years preceding the year which includes the Executive’s Separation from Service no later than thirty (30) days following the Executive’s Separation from Service (in the case of a 2007 Separation from Service, an amount of the severance payment due under this clause (c) equal to six (6) months of the Executive’s Base Salary shall be paid immediately and the balance of the amount due shall be paid not later than thirty (30) days following Executive’s Separation from Service);

(d)       A lump sum payment representing a pro rata portion (based on the number of days worked during the applicable incentive compensation period) of any incentive compensation earned by the Executive through the date of termination, assuming achievement of the target level of all applicable performance goals no later than thirty (30) days following the Executive’s Separation from Service; and

(e)       Full vesting of all unexpired stock options held by the Executive.

(f)        In the event that the Executive incurs a Separation from Service with the Company as provided in Paragraph 8.1, and the Company satisfies its obligations under Section 8 hereof, the Company shall have no further obligation or liability to the Executive, except as under Paragraph 2.4(b) hereof.

8.2	A “Change in Control” for purposes of this Section 8 means the occurrence of any of the following events:

(a)       Any “person” or “persons” (within the meaning of Section 3(a)(9) of the Securities Exchange Act of 1934, as modified and used in Sections 13(d)(3) and 14(d) thereof) acting together, excluding employee benefit plans of the Company or any of its affiliates, become the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, which Rules shall apply for purposes of this clause (a) whether or not the Company is subject to the Securities Exchange Act of 1934), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities, other than (i) any “person” or “persons” (as defined above) acting together who is or are the beneficial owner, directly or indirectly, of fifty percent (50%) or more of the combined voting power of the Company’s outstanding securities as of the date of this Agreement (the “Current Group”) or (ii) any “person” or “persons” (as defined above) acting together who become the beneficial owners, directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities (the “Future Group”), if at least 50% of such voting power owned by the Future Group is beneficially owned, directly or indirectly, by any member or members (or their subsidiaries or affiliates) of the Current Group;

(b)       The Company consummates a merger, consolidation, share exchange, division or other reorganization or transaction of the Company (a “Fundamental Transaction”) with any other corporation, other than a Fundamental Transaction which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least sixty percent (60%) of the combined voting power immediately after such Fundamental Transaction of (i) the Company’s outstanding securities, (ii) the surviving entity’s outstanding securities, or (iii) in the case of a division, the outstanding securities of each entity resulting from the division;

(c)       The shareholders of the Company approve a plan of complete liquidation or winding-up of the Company or an agreement for the sale or disposition (in one transaction or a series of transactions) of all or substantially all of the Company’s assets; or

(d)       During any period of twenty-four consecutive months, individuals who at the beginning of such period constituted the Board (including for this purpose any new director whose election or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board.

8.3	Good Reason.

(a)       For purposes of this Agreement, “Good Reason” means the initial existence of any of the following during the one year period following a Change in Control without the Executive’s consent:

(i)    A material diminution in the Executive’s compensation; or

(ii)    A material change in the geographic location at which the Executive must perform the services. For this purpose, a material change will include a requirement that the Executive regularly perform services at a location more than 50 miles from his primary place of employment.

(b)       Before the Executive may Separate from Service for Good Reason, and within 90 days of the initial existence of an event constituting Good Reason, the Executive must provide written notice to the Company of the existence of the condition constituting Good Reason and the Company must be given (thirty) 30 days to cure such condition.

9.	Notices
9.1

In General. All notices, requests, demands or other communications by the Company or the Executive which are required or permitted to be provided by either the Company or the Executive shall be provided in writing by personal delivery or by telecopier or similar form of communication, addressed to the Parties as set forth in the preamble to this Agreement. The Parties may change the address for purposes of providing Notice under this Agreement by sending a notice of change of address to the address as set forth in the preamble to this Agreement.

9.2

Notice of Termination. Any termination of the Executive’s employment with the Company pursuant to Paragraphs 4 through 8 (except in the circumstances of the Executive’s death) shall be communicated by a written notice of termination by the terminating party to the other party (“Notice of Termination”) and shall indicate the date of termination of employment. The Notice of Termination by the Company for termination for Cause shall indicate the specific provisions of this Agreement relied upon and shall set forth the reason for such termination.

10.	Representations and Warranties
10.1

The Executive hereby represents and warrants to the Company that to the best of the Executive’s recollection he is not a party to, or otherwise subject to, any covenant not to compete or covenant not to solicit customers or employees with any person or entity, and the Executive’s execution of this Agreement and performance of his obligations hereunder will not violate the terms or conditions of any contract or obligation, written or oral, between the Executive and any other person or entity signed in the past three (3) years.

11.	Restrictive Covenants
11.1	Confidentiality.

(a)       The Executive agrees that he shall not disclose, during the Term and thereafter, without the prior written consent of the Company, to anyone outside of the Company and its subsidiaries any confidential matters of the Company or its subsidiaries or their predecessors for as long as such matters remain confidential and not generally known to the public, including without limitation, trade secrets, customer lists, pricing policies, operating methods, any proprietary information of any nature or any information concerning the business of, or any customer, representative, agent or employee of, the Company or its subsidiaries or their predecessors that was obtained by the Executive in the course of his employment by the Company or its subsidiaries or their predecessors (“Confidential Information”), unless such disclosure is made as a proper part of performing his duties for the Company. The Executive further agrees that if his employment by the Company is terminated for any reason, he will not take with him, but will leave with and deliver to the Company, any and all records and papers of whatever nature that relate to his employment by the Company or bear any information about the Company or its subsidiaries or their predecessors, including but not limited to all Confidential Information. All such Confidential Information is and will remain the exclusive property of the Company. Without limiting the foregoing, for purposes of this Agreement, the terms “trade secrets” and “Confidential Information” include, but are not limited to, processes, methods, techniques, systems, formulas, patents, models, devices, compilations, customer lists or any information of whatever nature that gives to the Company and its subsidiaries an opportunity to obtain an advantage over a competitor who did not know or use it, and other matters which, without breach of the Executive’s obligations, are not generally known to the public.

(b)       In the event the Executive violates this provision, the Company shall be entitled to any and all of its remedies at law or in equity. Notwithstanding the foregoing, the Executive may disclose Confidential Information to his legal counsel in the case of a dispute with the Company concerning this Agreement.

(c)       The Executive’s obligations pursuant to this sub-paragraph 11.1 shall not apply to any Confidential Information if and to the extent the Executive is required pursuant to any statute, law, ordinance, rule, resolution or order of the U.S. Congress, any state or local legislature, a judge or an administrative law judge to testify in or to a legislative, judicial or regulatory proceeding or otherwise to disclose such Confidential Information.

11.2	Non-Disparagement.

(a)       The Executive and the Company agree that it is critical to the continued success of the Company that the Executive’s behavior during employment with the Company and for the six (6) months thereafter, be professional, supportive of the Company, its officers, directors, shareholders, employees, agents, consultants, clients and customers, and shall not disparage the Company, its officers, directors, shareholders, employees, agents, consultants, clients and customers. The Executive and the Company agree that the Executive will take no action to undermine, harm or disparage the Company or its leadership and will use his best efforts to ensure the success of the Company’s leadership.

11.3	Intellectual Property.

(a)       The Executive agrees that any and all ideas, concepts, processes, discoveries, improvements and inventions conceived, discovered, made, designed, researched or developed by the Executive either solely or jointly with others, during the Executive’s employment with the Company and for the six (6) months thereafter, which relate to the Company’s business or resulting from any work the Executive does for the Company (collectively the “Intellectual Property”), is the Intellectual Property of the Company. The Executive hereby irrevocably assigns and grants to the Company all his right, title and interest in and to said Intellectual Property. The Executive agrees to deliver to the Company all papers, documents, files, electronic data or media, reasonably requested by the Company in connection therewith. Without limiting the foregoing, the Executive acknowledges that any and all Intellectual Property, and any and all other property of the Company protectable by patent, copyright or trade secret law, developed in whole or in part by the Executive in connection with the performance of services to the Company as an employee, are the sole property of the Company.

(b)       Notwithstanding anything herein to the contrary, to the minimum extent required by applicable California law, Paragraph 11.3(a) shall not apply to any invention that the Executive developed entirely on his own time without using the

Company’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(i)        Relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company, or

(ii)       Result from any work performed by the Executive for the Company.

A Notice providing the requirements under California law is attached hereto as Schedule C.

11.4

Company Property. Promptly following the termination of the Executive’s employment with the Company, the Executive shall return to the Company all property of the Company, including its Confidential Information and Intellectual Property, and all copies thereof in the Executive’s possession or under his control.

11.5

Representations and Enforcement. The Executive acknowledges that he has carefully read and considered all of the terms of this Agreement, including particularly the terms of this Paragraph 11, that the Company has made a substantial investment in the Company’s business and that the restrictions provided in this Paragraph 11 are reasonable and necessary for the Company’s protection. The Executive further acknowledges that damages at law will not be a measurable or adequate remedy for breach of the covenants contained in this Paragraph 11 and, accordingly the Executive consents to the entry by any court of competent jurisdiction of any order enjoining him from violating any such covenants. If any provision contained in this Paragraph 11 shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Paragraph, rather this Paragraph shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the Parties that if any of the restrictions or covenants contained herein is held to any extent invalid, such provisions shall not be construed to be null, void or of no effect, but, to the extent such provision would be valid or enforceable under applicable law if limited in geographic scope, duration or otherwise, a court of competent jurisdiction shall construe and interpret or reform this Paragraph to provide for a covenant having the maximum enforceable scope and other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable law.

11.6

Survival of Obligations Provided for in Paragraph 11. If the Executive’s employment with the Company terminates for any reason, the Executive’s obligations, duties and responsibilities, as provided for in Paragraph 11 (Restrictive Covenants) shall survive the termination of the Executive’s employment and shall continue as set forth therein.

12.	Insurance

12.1

Company shall furnish and keep in full force and effect, as specified below, a Directors and Officers Liability Insurance policy, with minimum policy limits of $5 Million USD on a “claims made” basis during the policy period. Company shall furnish the Executive with a copy of the policy and all subsequent renewals.

13.	No Assignment

13.1

No interest or amount payable to the Executive, his spouse or any other beneficiary under this Agreement shall be assignable (in law or equity) by the Executive or such beneficiary and shall not be subject to any manner of alienation, sale, transfer, assignment, claims of creditors, pledge, attachment, garnishment, levy, execution or encumbrance of any kind. No such interest or amount payable or right to receive a payment or distribution may be taken, voluntarily or involuntarily, for the satisfaction of the obligations or debts of, or other claims against, the Executive or his spouse or other beneficiary, including claims for alimony, support, separate maintenance and claims in bankruptcy proceedings. This Agreement is personal in nature and, neither this Agreement nor any rights or obligations under it may be assigned or delegated by either party without the express written consent of the other.

14.	Code Section 409A Delay; Gross-Up Payments

14.1     Six Month Delay. Notwithstanding anything herein to the contrary, if the Executive is a “Specified Employee” (as defined by the Board for purposes of the Company’s nonqualified deferred compensation plans), to the minimum extent necessary to comply with Code Section 409A, payments or benefits provided under this Agreement shall be paid to the Executive no earlier than six (6) months following the Executive’s Separation from Service (or, if earlier, Executive’s death).

14.2     Code Section 409A Gross-Up Payment. To the extent the Executive becomes subject to the additional tax imposed on deferred compensation arrangements pursuant to Code Section 409A as a result of any payment or benefit due under this Agreement, the Company will promptly reimburse him by paying to him an additional amount such that the net amount retained by the Executive, after deduction of any additional taxes imposed under Code Section 409A on such payments or benefits and any federal, state and local income and other payroll taxes and additional taxes imposed under Code Section 409A upon any payment required by this sentence shall be equal to the payments or benefits under this Agreement; provided that the imposition of such additional taxes under Section 409A is not the direct or indirect result of any breach by the Executive of any provision of this Agreement and provided further that the Executive shall have on and after the date of execution of this Agreement cooperated with the Company to execute any amendment to the provisions hereof reasonably necessary to avoid the imposition of such tax. Any required reimbursement of taxes shall be made as soon as practicable after the Executive remits the taxes, but not later than December 31 of the year following the year in which the taxes are remitted by the Executive.

14.3	280G Gross Up Payment.

(a)       In the event that the Executive becomes entitled to any benefits or payments from the Company (or otherwise) in connection with a change in control (within the meaning of Code Section 280G) of the Company (collectively, the “Total Benefits”), and any of the Total Benefits will be subject to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Code, the Company shall pay to the Executive an additional amount (the “280G Gross-Up Payment”) such that the net amount retained by the Executive from the 280G Gross-Up Payment, after deduction of any federal, state and local income taxes, Excise Tax, and payroll taxes upon the 280G Gross-Up Payment, shall be equal to the Excise Tax on the Total Benefits. For purposes of determining the amount of such Excise Tax, the amount of the Total Benefits that shall be treated as subject to the Excise Tax shall be equal to (i) the Total Benefits, minus (ii) the amount of such Total Benefits that, in the opinion of tax counsel selected by the Company and reasonably acceptable to the Executive (“Tax Counsel”), are not excess parachute payments (within the meaning of Code Section 280G(b)(1)). Except as otherwise provided herein, all determinations required to be made under this Section 8.4 shall be made by Tax Counsel, which determinations shall be conclusive and binding on the Executive and the Company absent manifest error.

(b)       The Company shall pay the 280G Gross-Up Payment to the Executive as soon as practicable following the Executive’s remittance of the tax in respect of which the gross-up payment relates, but no later than December 31 of the year following the year in which the taxes are remitted by the Executive.

15.	Indemnification
15.1

The Executive and the Company have entered into an indemnification agreement. Notwithstanding anything to the contrary therein, such indemnification agreement (and any subsequent indemnification agreement) shall not terminate, or be terminable by the Company, in the event Executive incurs a Separation from Service with the Company for any or no reason, including as a result of Executive’s involuntary termination by the Company for Cause.

16.	General
16.1	If any provision of this Agreement is invalidated in whole or in part, the remaining terms of this Agreement shall remain in full force and effect.
16.2

This Agreement constitutes the entire agreement between the Parties and supersedes all previous communications, representations and agreements, whether oral or written, between the Parties with respect to the subject matter of this Agreement.

16.3	This Agreement may not be amended or modified except by written agreement of the Parties.

16.4

The Parties agree that they will keep confidential, and not make any future disclosures to anyone other than to their attorneys and accountants about anything regarding the terms and conditions of this Agreement, except to the extent that disclosure may be necessary:

(a)	to enforce this Agreement; and/or
(b)	to a tax advisor or attorney in connection with a tax matter; and/or
(c)	to the United States Internal Revenue Service, or state or local tax authority upon its request for tax purposes; and/or
(d)	to their immediate families; and/or
(e)	as required by court order or otherwise required by law or in response to valid legal process;

provided that the Parties may make disclosure to attorneys, accountants, tax advisors, and family members (as permitted under the limited circumstances stated above) only if such persons agree to keep the information confidential; and provided further that before providing information pursuant to a court order or other legal requirement, the Party providing such information shall promptly notify the other Party, and to the extent possible will comply with the court order or other legal requirement in ways that preserve confidentiality.

16.5	ALL MATTERS RELATING TO THE INTERPRETATION, CONSTRUCTION, VALIDITY AND ENFORCEMENT OF THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF CALIFORNIA.
16.6

COMPLIANCE WITH CODE SECTION 409A. This Agreement is intended to comply with the requirements of Code Section 409A, to the extent applicable, and the Company shall administer and interpret this Agreement in accordance with such requirements. Notwithstanding any other provision hereof, if any provision of this Agreement conflicts with the requirements of Code Section 409A, the requirements of Code Section 409A shall supersede any such provision.

16.7

DISPUTE PROCEDURE. Any claim or controversy arising out of or relating to this Agreement shall be settled by arbitration in accordance with the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association. Each party shall pay the fees of its own attorneys, the expenses of its witnesses and all other expenses connected with presenting its case, provided however that the Company shall be responsible for paying, or reimbursing the Executive for payment of, all such expenses and fees associated with such arbitration, in the event that the Executive is the prevailing party in such arbitration. Other costs of the arbitration, including the fee of the arbitrators, cost of any record or transcripts of the arbitration, administrative fees, and all other fees and costs, shall be borne by the Company or the Executive, as determined by the arbitrators, as appropriate. The arbitration shall be conducted in San Francisco, CA. The decision of the arbitrator(s) shall be final and binding upon both Parties. Judgment of the award rendered by the arbitrator(s) may be entered in any court of competent jurisdiction.

16.8

The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent and neither party shall be deemed to be the drafter of this Agreement and no rule of strict construction will be applied against either Party.

16.9	This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which shall together constitute but one and the same instrument.
16.10	Tax Withholding. All payments made and benefits provided hereunder shall be subject to all applicable federal, state, local and foreign tax withholding requirements.

IN WITNESS WHEREOF the Company has executed this Agreement by its duly authorized officer and the Executive has hereunto set his hand as of the Effective Date.

EXECUTIVE

/s/ Derek Schneideman

Derek Schneideman

IA Global, Inc.

/s/ Eric La Cara

By: Eric La Cara

Position: Chairman of the Compensation Committee

IA Global, Inc.

CEO Employment Terms

February 7, 2007

SCHEDULE A

Mr. Schneideman Bonus Section 2.4 of Employment Agreement Dated September 5, 2007

Base salary		$250,000

Sign-on bonus		$0

Incentive Compensation (Not Guaranteed)-

Target	Date	Bonus

Close capital raise-
$2,000,000 at .$12 per share (2)	2007/07/31	$30,000
$2,000,000 at $.30 per share (2)	2007/10/31	$30,000

Achieve profitability (1)-
2% of $1,250,000 (target)	4/1/07-6/30/07	$25,000
2% of $1,500,000 (target)	7/1/07-9/30/07	$30,000
2% of $1,750,000 (target)	10/1/07-12/31/07	$35,000

Share price improvement (3)
$.25 per share	2007/03/31	$15,000
$.30 per share	Prior to stock split announcement	$15,000
$.40 per share	2007/06/30	$15,000
$.60 per share	2007/09/30	$15,000
$.80 per share	2007/12/31	$20,000

Total incentive		$230,000

Total cash component		$500,000

Stock options-
500,000 at the closing market value on his hire date		500,000
using the standard program, which vests quarterly over
three years.

(1) Incentive profitability is paid based on 2% of after tax net income as filed with the SEC.

(2) With terms agreeable to the board of directors.

(3) Close price for 5 days during the period.

Note: All targets are adjusted for recapitulations or stock splits. For example,
A reverse split of 10-1 is implemented.
Original Target	Revised Target
$.25 per share	$2.50 per share

IA Global, Inc.

CEO Employment Terms

February 7, 2007

SCHEDULE B

Mr. Schneideman Bonus Section 2.4 of Employment Agreement Dated September 5, 2007

Overachievement Incentive Compensation (Not Guaranteed)-		Cash and Stock Options
		Cash	Stock
Target	Date	Bonus	Options

Close capital raise-
In excess of $4,000,000 (2)	Any	1% of amount	100,000

Achieve profitability (1)-
2% of $2,000,000 (target)	1/1/08-3/31/08	$40,000

Share price improvement (3)
Above $1.00	Any	$30,000	100,000
Above $1.10	Any	$30,000	100,000
Above $1.25	Any	$30,000	100,000
Above $1.50	Any	$30,000	100,000
Above $1.75	Any	$30,000	(4)

Total incentive		$190,000	Plus 1% of excess capital raise

(1) Incentive profitability is paid based on 2% of after tax net income as filed with the SEC.
There is no incentive if the business is not profitable.

(2) With terms agreeable to the board of directors.

(3) Close price for 5 days during the period.

(4) At $2.00 or above, the incentive is 100,000 stock options per $.25 increase in share price.

Note: All targets are adjusted for recapitulations or stock splits. For example,
A reverse split of 10-1 is implemented.
Original Target	Revised Target	Original Target	Revised Target
$.25 per share	$2.50 per share	100,000	10,000